UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 3, 2007

Hanmi Financial Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30421 (Commission File Number)	95-4788120 (IRS Employer Identification No.)

3660 Wilshire Boulevard Los Angeles California (Address of Principal Executive Offices)	90010 (Zip Code)

Registrant’s telephone number, including area code: (213) 382-2200

Not applicable
(Former name of former address, if changed since last report)

     Check the appreciate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).  Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 3, 2007, Hanmi Financial Cororation (the “Company”) announced the hiring of Mr. Brian E. Cho as Executive Vice President and Chief Financial Officer of Hanmi Bank (the “Bank”).  Mr. Cho, age 47, will also serve as Chief Financial Officer (principal financial officer) of the Company.  Prior to joining the Company and the Bank, Mr. Cho served in various capacities at Wilshire State Bank since 1992, including as Executive Vice President and Chief Financial Officer between March, 1995 and October 2007.  Mr. Cho will begin work with the Company and the Bank on December 3, 2007.
Mr. Cho entered into an at-will employment offer letter (the “Offer Letter”) with Hanmi Bank on November 1, 2007.  Pursuant to the Offer Letter, Mr. Cho will receive an annual starting salary of $270,000, and be eligible to receive up to 50% of his annual salary in incentive cash compensation.  Mr. Cho’s incentive compensation for his first year of employment has been fixed at $100,000.  In addition, Mr. Cho will receive, on December 3, 2007, a stock option grant for 30,000 shares of the Company’s common stock and a restricted stock grant of 5,000 shares of the Company’s common stock.  Mr. Cho will also receive an auto allowance of $700 per month as well as a cell phone allowance of $100 per month and a gas card.  Mr. Cho will be eligible to participate in the Company’s standard employee benefits, including its 401(k) Plan.  The foregoing discussion is qualified in its entirety by Mr. Cho’s Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.  In addition, a copy of the press release announcing Mr. Cho’s appointment is attached hereto as Exhibit 99.1.
There are no transactions in which Mr. Cho has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.
10.1	Employment Offer Letter with Brian E. Cho, executed November 1,2007
99.1	Press release of December 3, 2007 announcing appointment of Brian E. Cho

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2007	Hanmi Financial Corporation
	By:	/s/ SUNG WON SOHN
Sung Won Sohn
President and Chief Executive Officer